Exhibit 10.5

ADVISORY AGREEMENT
BETWEEN
FRANKLIN BSP REAL ESTATE DEBT, INC.
AND
BENEFIT STREET PARTNERS L.L.C.

TABLE OF CONTENTS

Page

1.	Definitions	1
2.	Appointment	5
3.	Duties of the Advisor	5
4.	Authority of Advisor	8
5.	Bank Accounts	9
6.	Records; Access	9
7.	Limitations on Activities	10
8.	Other Activities of the Advisor	10
9.	Relationship with Directors and Officers	12
10.	Compensation	12
11.	Expenses	14
12.	Other Services	17
13.	Reimbursement to the Advisor	17
14.	No Joint Venture	18
15.	Term; Renewal; Termination Without Cause	18
16.	Termination for Cause	19
17.	Assignment to an Affiliate	19
18.	Payments to and Duties of Advisor Upon Termination	20
19.	Indemnification by the Company	20
20.	Indemnification by Advisor	20
21.	Non-Solicitation	21
22.	Miscellaneous	21
23.	Trademark	23

i

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this "Agreement"), dated as of April 1, 2025 (the "Effective Date"), is by and between Franklin BSP Real Estate Debt, Inc., a Maryland corporation (the "Company"), and Benefit Street Partners L.L.C., a Delaware limited liability company (the "Advisor"). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

WITNESSETH

WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Company desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of directors of the Company (the "Board"), all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

1.            Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:

“2%/25% Guidelines” shall have the meaning set forth in Section 13.

"4-Quarter Performance Measurement Period" shall have the meaning set forth in Section 10(b).

"Acquisition Expenses" shall mean any and all expenses incurred by the Company, the Advisor or any of their respective Affiliates either in connection with the selection, evaluation, structuring, acquisition, origination, financing and development of any investments, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses and title insurance premiums and the costs of performing due diligence.

"Adjusted Capital" means cumulative net proceeds generated from sales of Common Shares to which a Performance Fee applies (including proceeds from the distribution reinvestment plan related to such classes of Common Shares) reduced for Distributions from non-liquidating dispositions of its investments paid to holders of such classes of Common Shares and amounts paid to holders of such classes of Common Shares for share repurchases pursuant to the Company's share repurchase plan.

"Advisor" shall have the meaning set forth in the preamble of this Agreement.

"Advisor Expenses" shall have the meaning set forth in Section 11(a).

"Affiliate" shall have the meaning set forth in the Charter.

"Agreement" shall have the meaning set forth in the preamble of this Agreement.

"Annual Hurdle Rate" shall have the meaning set forth in Section 10(b).

"Applicable Hurdle Rate" shall have the meaning set forth in Section 10(b).

“Average Invested Assets” shall mean, for a specified period, the average of the aggregate book value of the Company’s investments, before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.

"Board" shall have the meaning set forth in the Recitals.

"Bylaws" shall mean the bylaws of the Company, as amended from time to time.

"Cause" shall mean, with respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or gross negligent breach of fiduciary duty by the Advisor in connection with performing its duties hereunder.

"CEA" shall mean the U.S. Commodities Exchange Act, as amended.

"Change of Control" shall mean any event (including, without limitation, issue, transfer or other disposition of shares of the Company, merger, share exchange or consolidation) after which any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing greater than 50% or more of the combined voting power of Company’s then outstanding securities, respectively; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed offering of the Shares.

"Charter" shall mean means the articles of incorporation of the Company filed with the State of Maryland, as amended from time to time.

"Class F Common Shares" shall have the meaning set forth in the Charter.

"Class I Common Shares" shall have the meaning set forth in the Charter.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Commitment Fee " shall have the meaning set forth in Section 10(d).

"Common Shares" shall mean the Company’s common stock as described in the Charter.

"Company" shall have the meaning set forth in the preamble of this Agreement.

"Company Names" shall have the meaning set forth in Section 22.

"Core Earnings" shall mean for the applicable performance measurement period, the net income (loss), computed in accordance with GAAP, attributable to holders of classes of Common Shares to which the Performance Fee applies, including realized gains (losses) not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the Performance Fee, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, (v) one-time events pursuant to changes in GAAP, and (vi) certain non-cash adjustments and certain material non-cash income or expense items, in each case after discussions between the Advisor and the Independent Directors and approved by a majority of the Independent Directors.

“Dealer Manager" shall mean Franklin Distributors, LLC, or such other Person selected by the Board to act as the dealer manager or distribution agent.

"Directors" shall have the meaning set forth in the Charter.

"Distributions" shall mean any dividends or distributions, pursuant to Section 5.5 of the Charter, by the Company to owners of Common Shares, including distributions that may constitute a return of capital for federal income tax purposes.

"Effective Date" shall have the meaning set forth in the preamble of this Agreement.

"Effective Termination Date" shall have the meaning set forth in Section 15(b).

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

“Excess Amount” shall have the meaning set forth in Section 13.

“Expense Year” shall have the meaning set forth in Section 13.

"GAAP" shall mean generally accepted accounting principles as in effect in the United States of America from time to time.

"Independent Director" shall have the meaning set forth in the Charter

"Initial Partial-Quarter Performance Measurement Period" shall have the meaning set forth in Section 10(b).

"Investment Company Act" shall mean the Investment Company Act of 1940, as amended.

"Investment Guidelines" shall mean the investment guidelines adopted by the Board, as amended from time to time, pursuant to which the Advisor has discretion to acquire and dispose of investments for the Company without the prior approval of the Board.

"Management Fee" shall have the meaning set forth in Section 10(a).

"Net Asset Value" shall have the meaning set forth in the Charter.

“Net Income” shall mean for any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s investments.

"Notice of Proposal to Negotiate" shall have the meaning set forth in Section 15(c).

"Operating Expenses" shall have the meaning set forth in Section 11(f).

"Organization and Offering Expenses" shall mean any and all costs and expenses incurred by the Company and to be paid from the assets of the Company in connection with the formation of the Company, and the marketing and distribution of the Shares, including, without limitation, total underwriting and brokerage discounts and commissions, costs related to investor and broker-dealer sales meetings and due diligence, fees and expenses of the underwriters’ attorneys, expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositaries, experts, expenses of qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

"Other Investment Programs" shall mean investment funds, REITs, vehicles, accounts, products and/or other similar arrangements sponsored, advised and/or managed by the Advisor or its affiliates, whether currently in existence or subsequently established (in each case, including any related successor funds, alternative vehicles, separately managed accounts, supplemental capital vehicles, surge funds, over-flow funds, co-investment vehicles and other entities formed in connection with Advisor (and affiliate) side-by-side investments with respect thereto).

"Partial-Year Performance Measurement Period" shall have the meaning set forth in Section 10(b).

"Performance Fee" shall have the meaning set forth in Section 10(b).

"Person" shall mean an individual, corporation, business trust, estate, trust, partnership, joint venture, limited liability company or other legal entity.

"Private Placement Memorandum" shall have the meaning set forth in the Charter.

"REIT" shall have the meaning set forth in the Charter.

“SEC” shall mean the U.S. Securities and Exchange Commission.

"Services" shall have the meaning set forth in Section 8(c).

"Shareholder" shall refer to the stockholders of the Company, as described in the Charter.

"Shareholder Servicing Fee" shall mean the shareholder servicing fee payable to the Dealer Manager and reallowable to soliciting dealers with respect to Shares, as applicable and as described in the Private Placement Memorandum.

"Shares" shall have the meaning set forth in the Charter.

"Termination Date" shall mean the date of termination of this Agreement or expiration of this Agreement in the event this Agreement is not renewed for an additional term.

"Termination Fee" shall mean a termination fee equal to three (3) times the sum of (i) the average annual Management Fee paid or payable and (ii) the average annual Performance Fee paid or payable to the Advisor during the 24-month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date.

"Termination Notice" shall have the meaning set forth in Section 15(b).

"Termination Without Cause" shall have the meaning set forth in Section 15(b).

"Upfront Sales Load" shall mean any upfront selling commission, dealer manager fee or other similar placement fees paid to the Company or the Company’s dealer manager with respect to sales of Common Shares, if any.

"Valuation Guidelines" shall mean the valuation guidelines of the Company as have been adopted by the Board, as amended from time to time.

2.            Appointment. The Company hereby appoints the Advisor to serve as its investment adviser on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment. Except as otherwise provided in this Agreement, the Advisor hereby agrees to use its commercially reasonable efforts to perform the duties set forth herein, provided that the Company reimburses the Advisor for costs and expenses in accordance with Section 11.

3.            Duties of the Advisor. Subject to the oversight of the Board and the terms and conditions of this Agreement and the Investment Guidelines and consistent with the provisions of the Company's most recent Private Placement Memorandum, the Charter and Bylaws, the Advisor will have plenary authority with respect to the management of the business and affairs of the Company and will be responsible for implementing the investment strategy of the Company. The Advisor will perform (or cause to be performed through one or more of its Affiliates or third parties) such services and activities relating to the selection of investments and rendering investment advice to the Company as may be appropriate or otherwise mutually agreed from time to time, which may include, without limitation:

(a)            serving as an advisor to the Company with respect to the establishment and periodic review of the Investment Guidelines for the Company's investments, financing activities and operations;

(b)            sourcing, evaluating and monitoring the Company's investment opportunities and executing the acquisition, origination, management, financing and disposition of the Company's assets, in accordance with the Investment Guidelines and the Company's investment policies, strategies, objectives and limitations, subject to oversight by the Board;

(c)            with respect to prospective acquisitions, originations, purchases, sales, exchanges or other dispositions of investments, conducting negotiations on the Company's behalf with borrowers, sellers, purchasers and other counterparties and, if applicable, their respective agents, advisors and representatives, and determining the structure and terms of such transactions;

(d)            providing the Company with portfolio management and other related services;

(e)            serving as the Company's advisor with respect to decisions regarding any of the Company's financings, hedging activities or borrowing, including (1) assisting the Company in developing criteria for financing that is specifically tailored to the Company's investment objectives, (2) advising the Company with respect to obtaining appropriate financing for the investments (which, in accordance with applicable law and the terms and conditions of this Agreement and the Charter and Bylaws, as applicable, may include financing by the Advisor or its Affiliates) and (3) negotiating and entering into, on the Company's behalf, financing arrangements (including one or more credit facilities), repurchase agreements, interest rate or currency swap agreements, hedging arrangements, foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Company's activities;

(f)            engaging and supervising, on the Company's behalf and at the Company's expense, independent contractors, advisors, consultants, attorneys, accountants, administrators, auditors, appraisers, independent valuation agents, escrow agents and other service providers (which may include Affiliates of the Advisor) that provide various services with respect to the Company, including, without limitation, accounting, investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including custody and transfer agent and registrar services) as may be required by Company’s activities or investments (or potential investments);

(g)           communicating on the Company's behalf with the holders of any of the Company's equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(h)            advising the Company in connection with policy decisions to be made by the Board;

(i)             providing the daily management of the Company, including performing and supervising the various administrative functions reasonably necessary for the management of the Company;

(j)             engaging one or more sub-advisors with respect to the management of the Company, including, where appropriate, Affiliates of the Advisor;

(k)            evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Company's behalf, consistent with the Company's qualification as a REIT and with the Investment Guidelines;

(l)             investing and reinvesting any moneys and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or Distributions to the Shareholders) and advising the Company as to its capital structure and capital raising;

(m)           determining valuations for the assets and liabilities of the Company and calculate, as of the last day of each month, the Net Asset Value per Common Share in accordance with the Valuation Guidelines, and in connection therewith, obtain appraisals performed by a third party appraisal firms, as needed, or conduct fair valuation determinations concerning the value of the Company's assets and liabilities;

(n)            providing input in connection with the appraisals of the Company's investments, as needed;

(o)            monitoring the Company's investments for events that may be expected to have a material impact on the most recent estimated values;

(p)            monitoring each appraiser's valuation process to ensure that it complies with the Valuation Guidelines;

(q)            delivering to, or maintaining on behalf of, the Company copies of appraisals obtained in connection with its investments, if any;

(r)             in the event that the Company is a commodity pool under the CEA, acting as the Company's commodity pool operator for the period and on the terms and conditions set forth in this Agreement, including, for the avoidance of doubt, the authority to make any filings, submissions or registrations (including for exemptive or "no action" relief) to the extent required or desirable under the CEA (and the Company hereby appoints the Advisor to act in such capacity and the Advisor accepts such appointment and agrees to be responsible for such services);

(s)            placing, or arranging for the placement of, orders of investments pursuant to the Advisor's investment determinations for the Company either directly with the issuer or with a broker or dealer (including any Affiliated broker or dealer);

(t)             making from time to time, or at any time reasonably requested by the Board, reports to the Board of its performance of services to the Company under this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its Affiliates;

(u)            advising the Company regarding the Company's ability to elect REIT status, and thereafter maintenance of the Company's status as a REIT, and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the regulations promulgated thereunder;

(v)            taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting Shareholders for required information to the extent provided by the REIT provisions of the Code;

(w)           assisting the Company in maintaining the registration of the Shares under federal and state securities laws, as applicable, with respect to any offering and complying with all federal, state and local regulatory requirements applicable to the Company with respect to any offering and the Company's business activities (including the Sarbanes-Oxley Act of 2002, as amended), including, with respect to any offering, preparing or causing to be prepared all supplements to the Private Placement Memorandum and financial statements and all reports and documents, if any, required under the Securities Act of 1933, as amended, and the Exchange Act; and

(x)            performing such other services from time to time in connection with the management of the Company's investment activities as the Board shall reasonably request and/or the Advisor shall deem appropriate under the particular circumstances.

4.            Authority of Advisor.

(a)            To facilitate the Advisor’s performance of the duties set forth in Section 3, but subject to the restrictions contained herein and the continuing and exclusive authority of the Board over the management of the Company, the Company hereby delegates to the Advisor (which power and authority may be delegated by the Advisor to one or more sub-Advisors), and the Advisor hereby accepts, the power and authority to act on behalf of and in the name of the Company to effectuate investment decisions for the Company, including the negotiation, execution and delivery of all documents relating to the acquisition and disposition of the Company’s investments, the placing of orders for other purchase or sale transactions on behalf of the Company or any entity in which the Company has a direct or indirect ownership interest, including any interest rate, currency or other derivative instruments, and the engagement of any services providers deemed necessary or appropriate by the Advisor to the exercise of such power and authority. In the event that the Company determines to acquire debt or other financing (or to refinance existing debt or other financing), the Advisor shall use commercially reasonable efforts to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Advisor to make investments or obtain financing on behalf of the Company through a special purpose vehicle or a special tax blocker vehicle, the Advisor shall have authority to create, or arrange for the creation of, such special purpose vehicles and to make investments or obtain financing through such special purpose vehicles in accordance with applicable law. The Company also grants to the Advisor power and authority to engage in all activities and transactions (and anything incidental thereto) that the Advisor deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement, including the authority to open accounts and deposit, maintain and withdraw funds of the Company or any of its subsidiaries in any bank, savings and loan association, brokerage firm or other financial institution.

(b)            Notwithstanding the foregoing, any investment that does not fit within the Investment Guidelines will require the prior approval of the Board or any duly authorized committee of the Board, as the case may be. Except as otherwise set forth herein, in the Investment Guidelines or in the Charter, any investment that fits within the Investment Guidelines may be made by the Advisor on the Company's behalf without the prior approval of the Board or any duly authorized committee of the Board.

(c)            The prior approval of a majority of the Board (including a majority of the Independent Directors) not otherwise interested in the transaction will be required for each transaction to which the Advisor or its Affiliates is a party.

(d)            The Board will review the Investment Guidelines periodically, in its discretion, and may, at any time upon the giving of notice to the Advisor, amend the Investment Guidelines; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor or such later date as is specified by the Board and included in the notice provided to the Advisor and such modification or revocation shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification, or if later, the effective date of such modification or revocation specified by the Board.

(e)            The Advisor may retain, for and on behalf, and at the sole cost and expense, of the Company, such services as the Advisor deems necessary or advisable in connection with the management and operations of the Company, which may include Affiliates of the Advisor or unaffiliated third parties; provided, that any such services may only be provided by Affiliates to the extent such services are approved by a majority of the Board (including a majority of the Independent Directors) not otherwise interested in such transactions as being fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from non-Affiliated third parties. In performing its duties under Section 3, the Advisor shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Advisor at the Company's sole cost and expense.

5.            Bank Accounts. The Advisor may establish and maintain one or more bank accounts in the name of the Company and any subsidiary thereof and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, consistent with the Advisor's authority under this Agreement, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render, upon request by the Board, its audit committee or the auditors of the Company, appropriate accountings of such collections and payments to the Board, its audit committee and the auditors of the Company, as applicable.

6.            Records; Access. The Advisor shall maintain, or shall cause to be maintained, appropriate records of its activities hereunder and make such records, or shall cause such records to be made, available for inspection by the Board and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.

7.            Limitations on Activities. The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the status of the Company as an entity excluded from investment company status under the Investment Company Act, or (iii) would materially violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Charter or Bylaws. If the Advisor is ordered to take any such action by the Board, the Advisor shall notify the Board if it is the Advisor's reasonable judgment that such action is not in compliance with the Investment Guidelines, or would adversely and materially affect such status or violate any such law, rule or regulation or the Charter or Bylaws. Notwithstanding the foregoing, neither the Advisor nor any of its Affiliates shall be liable to the Company, the Board, or the Shareholders for any act or omission by the Advisor or any of its Affiliates, except as provided in Section 20 of this Agreement.

8.            Other Activities of the Advisor.

(a)            Nothing in this Agreement shall (i) prevent the Advisor or any of its Affiliates, officers, directors or employees from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person are similar to those of the Company, including, without limitation, the sponsoring, closing, advising and/or managing of any Other Investment Programs, (ii) in any way bind or restrict the Advisor or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Advisor or any of its Affiliates, officers, directors or employees may be acting, or (iii) prevent the Advisor or any of its Affiliates, officers, directors or employees from receiving fees or other compensation or profits from such activities described in this Section 8(a) which shall be for the sole benefit of the Advisor's (and/or its Affiliates, officers, directors or employees) benefit. While information and recommendations supplied to the Company shall, in the Advisor's reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, such information and recommendations may be different in certain material respects from the information and recommendations supplied by the Advisor or any Affiliate of the Advisor to others (including, for greater certainty, the Other Investment Programs and their investors, as described more fully in Section 8(b)).

(b)            The Advisor and the Company acknowledge and agree that, notwithstanding anything to the contrary contained herein, (i) the Advisor and its Affiliates sponsor, advise and/or manage Other Investment Programs and may in the future sponsor, advise and/or manage additional Other Investment Programs and (ii) with respect to Other Investment Programs with investment objectives or guidelines that overlap with the Company's, the Advisor and its Affiliates will allocate investment opportunities between the Company and such Other Investment Programs in accordance with the Advisor's prevailing policies and procedures on a basis that the Advisor and its Affiliates determine to be reasonable in their sole discretion, and there may be circumstances where investments that are consistent with the Investment Guidelines may be shared with or allocated to one or more Other Investment Programs (in lieu of the Company) in accordance with the Advisor’s prevailing policies and procedures.

(c)            In connection with the services of the Advisor hereunder, the Company and the Board acknowledge and agree that (i) as part of the Advisor’s regular businesses, personnel of the Advisor and its Affiliates may from time-to-time work on other projects and matters (including with respect to one or more Other Investment Programs), and that conflicts may arise with respect to the allocation of personnel between the Company and one or more Other Investment Programs and/or the Advisor and such other Affiliates, (ii) unless prohibited by the Charter, Other Investment Programs may invest, from time to time, in investments in which the Company also invests (including at a different level of an issuer's capital structure (e.g., an investment by an Other Investment Program in a mezzanine debt interest with respect to the same issuer to whom the Company has made a mortgage loan)) and while the Advisor will seek to resolve any such conflicts in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among Other Investment Programs generally (as described in the Private Placement Memorandum), such transactions are not required to be presented to the Board or any committee thereof for approval (unless otherwise required by the Charter or the Investment Guidelines), and there can be no assurance that any conflicts will be resolved in the Company's favor, (iii) the Company will from time to time pay fees to the Advisor and its Affiliates, including portfolio entities of Other Investment Programs, for providing various services described in the Private Placement Memorandum (collectively, "Services"), which fees will be in addition to the compensation paid to the Advisor pursuant to Section 10 hereof, (iv) the Advisor and its Affiliates may from time to time receive fees from portfolio entities or other issuers for providing Services, including with respect to Other Investment Programs and related portfolio entities, and while such fees may give rise to conflicts of interest, the Company will not receive the benefit of any such fees, and (v) the terms and conditions of the governing agreements of such Other Investment Programs (including with respect to the economic, reporting, and other rights afforded to investors in such Other Investment Programs) are materially different from the terms and conditions applicable to the Company and the Shareholders, and neither the Company nor the Shareholders (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in such Other Investment Programs as a result of an investment in the Company or otherwise. The Advisor shall keep the Board reasonably informed on a periodic basis in connection with the foregoing. For the avoidance of doubt, the Company may enter into joint ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such joint ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor may earn fees for rendering such advice and service.

(d)            The Advisor is not permitted to consummate on the Company's behalf any transaction that does not comply with the Company’s Related Party Transaction Policy, as may be amended from time to time by the Board. In addition, the Advisor will seek to resolve any conflicts of interest in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among Other Investment Programs generally.

(e)            For the avoidance of doubt, it is understood that neither the Company nor the Board has the authority to determine the salary, bonus or any other compensation paid by the Advisor to any director, officer, member, partner, employee, or shareholder of the Advisor or its Affiliates, including any person who is also a Director, officer or employee of the Company.

9.            Relationship with Directors and Officers. Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Company as a REIT, directors, managers, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parent of an Affiliate, may serve as a Director or officer of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer other than (a) reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board or (b) as otherwise approved by the Board, including a majority of the Independent Directors, and no such Director shall be deemed an Independent Director for purposes of satisfying the Board independence requirement set forth in the Charter. For so long as this Agreement is in effect, the Advisor shall have the have the right to designate two Directors for election or appointment to the Board; provided, however, that this right shall not apply when the Advisor or an Affiliate of the Advisor has a separate right to designate or appoint two or more Directors. Furthermore, the Board shall consult with the Advisor in connection with filling of any vacancies created by the removal, resignation, retirement, or death of any Director (other than in connection with a removal by Shareholders in accordance with the Charter) or the appointment of a new Director.

10.          Compensation.

(a)            The Company will pay the Advisor a management fee (the “Management Fee”) equal to 1.25% per annum of the Net Asset Value allocable to each class of Common Shares, except that the amount of the Management Fee for each class of Shares set forth on Schedule A shall be as set forth on such schedule. The Management Fee shall be payable monthly in arrears, before giving effect to any accruals for the Management Fee, the Shareholder Servicing Fee, the Performance Fee or any Distributions. The Advisor shall receive the Management Fee as compensation for services rendered hereunder.

(b)            The Company shall pay the Advisor a performance fee (the "Performance Fee") with respect to each class of Common Shares, except as noted on Schedule A. The Performance Fee is accrued monthly and payable quarterly (or part thereof that the Agreement is in effect) in arrears. Commencing with the calendar quarter representing the fourth full calendar quarter completed after the Effective Date, the Performance Fee shall be an amount, not less than zero, equal to (i) 12.5% of Core Earnings for the immediately preceding four calendar quarters (each such period, a "4-Quarter Performance Measurement Period"), subject to a hurdle rate, expressed as an annual rate of return on average Adjusted Capital, equal to 5.0% (the "Annual Hurdle Rate"), minus (ii) the sum of any Performance Fees paid to the Advisor with respect to the first three calendar quarters in the applicable 4-Quarter Performance Measurement Period. As a result, the Advisor does not earn a Performance Fee for any calendar quarter until Core Earnings for the applicable 4-Quarter Performance Measurement Period exceed the Annual Hurdle Rate.

For each of the three full calendar quarters preceding the fourth quarter of the initial 4-Quarter Performance Measurement Period, the Performance Fee shall be an amount, not less than zero, equal to (i) 12.5% of Core Earnings for all of the full calendar quarter periods completed since the Effective Date (each such period, a "Partial-Year Performance Measurement Period"), subject to the Applicable Hurdle Rate (as defined below), which is calculated by multiplying 5% by a fraction consisting of (x) a numerator equal to the number of full calendar quarter periods included in the Partial-Year Performance Measurement Period, and (y) a denominator equal to 4, minus (ii) the sum of any Performance Fees paid to the Advisor with respect to the prior Partial-Year Performance Measurement Periods.

In the event that the period from the Effective Date through the first calendar quarter end date is shorter than a full calendar quarter (such period, the "Initial Partial-Quarter Performance Measurement Period"), the Performance Fee for the Initial Partial-Quarter Performance Measurement Period shall be an amount, not less than zero, equal to (i) 12.5% of Core Earnings for the Initial Partial-Quarter Performance Measurement Period, subject to the Applicable Hurdle Rate, which is calculated by multiplying 5% by a fraction consisting of (x) a numerator equal to the number of calendar days included in the Initial Partial-Quarter Performance Measurement Period, and (y) a denominator equal to 365. For the sake of clarity, neither the Core Earnings for, nor the number of calendar days included in, the Initial Partial-Quarter Performance Measurement Period, will be factored into the computation of Performance Fees for subsequent Partial-Year Performance Measurement Periods or 4-Quarter Performance Measurement Periods.

Once Core Earnings exceed the Applicable Hurdle Rate, the Advisor shall be entitled to a "catch-up" fee, payable quarterly, equal to the amount of Core Earnings in excess of the Applicable Hurdle Rate, until Core Earnings for the applicable performance measurement period exceed a percentage of average Adjusted Capital equal to the Applicable Hurdle Rate divided by 0.875 (or 1 minus 0.125) for the applicable performance measurement period. Thereafter, the Advisor shall be entitled to receive 12.5% of Core Earnings. "Applicable Hurdle Rate" means (i) the Annual Hurdle Rate with respect to a 4-Quarter Performance Measurement Period or (ii) the Annual Hurdle Rate as adjusted above with respect to a Partial-Year Performance Measurement Period and the Initial Partial-Quarter Performance Measurement Period, as applicable. The Performance Fee shall be calculated based on the full Management Fee earned and regardless of whether the Advisor elects to receive such fee in cash or Common Shares.

(c)            The Management Fee and Performance Fee may be paid, at the Advisor's election, in any combination of cash or Common Shares with a cash equivalent value (based on Net Asset Value per share allocable to such class). If the Advisor elects to receive any portion of its Management Fee or Performance Fee in Common Shares, the Advisor or any subsequent transferee thereof may elect to have the Company repurchase such Common Shares from the Advisor or such transferee at a later date at a repurchase price per Common Share equal to the then Net Asset Value per share allocable to such class. Common Shares obtained by the Advisor or any subsequent transferee will not be subject to the Company's share repurchase plan, including the repurchase limits or any reduction or penalty for an early repurchase.

(d)            The Company will pay the Advisor 75% of any commitment fee or origination fee charged to borrowers in connection with the origination of each new loan (any such fee, a “Commitment Fee”) concurrently or promptly following receipt of such fees from the borrowers. For the avoidance of doubt, the Company will not be obligated to pay the Advisor its portion of any commitment or origination fee until the borrower has remitted such payment. The Commitment Fee shall be calculated as a percentage of the whole loan on a fully funded basis as determined by the Advisor at the time of the closing of the loan origination, and the amount payable to the Advisor shall not exceed 0.75% of the whole loan on a fully funded basis. In the case of loans that are partially funded by the Company and partially funded by one or more Affiliates of the Advisor, the Commitment Fee payable to the Advisor shall be computed pro rata based on the amount of the loan funded by the Company.

(e)            In the event this Agreement is terminated or its term expires without renewal, the Advisor will be entitled to receive each of its prorated Management Fee and Performance Fee through the date of termination. Such pro ration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.

(f)             In the event the Company commences a liquidation of its investments during any calendar year, the Company will pay the Advisor the Management Fee and the Performance Fee from the proceeds of the liquidation.

11.          Expenses.

(a)            Subject to Sections 4(e) and 11(b), the Advisor shall be responsible for the expenses related to any and all personnel of the Advisor who provide investment advisory services to the Company pursuant to this Agreement (including, without limitation, each of the executive officers of the Company and any Directors who are also directors, officers or employees of the Advisor or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel ("Advisor Expenses").

(b)            In addition to the compensation paid to the Advisor pursuant to Section 10 hereof, the Company shall pay all of its costs and expenses directly or reimburse the Advisor or its Affiliates for costs and expenses of the Advisor and its Affiliates incurred on behalf of the Company other than Advisor Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company are not Advisor Expenses and shall be paid by the Company and shall not be paid by the Advisor or Affiliates of the Advisor:

 (i)             Organization and Offering Expenses;

 (ii)            Acquisition Expenses;

 (iii)           fees, costs and expenses in connection with the issuance and transaction costs incident to the trading, origination, settling, disposition and financing of the Company's investments (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, originating, settling, monitoring or disposing of actual or potential investments;

 (iv)           the actual cost of goods and services used by the Company and obtained from either Affiliates of the Advisor or Persons not Affiliated with the Advisor, including fees paid to administrators, consultants, attorneys, technology providers and other services providers, and brokerage fees paid in connection with the origination, acquisition and/or sale of investments;

 (v)            all fees, costs and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, administrative, investment banking, capital market, transfer agency, escrow agency, custody, prime brokerage, asset management, portfolio management and allocations, data or technology services and other non-investment advisory services rendered to the Company by the Advisor or its Affiliates in compliance with Section 4(e) including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans and insurance with respect to all personnel of the Advisor other than those which constitute Advisor Expenses as described in Section 11(a) above;

 (vi)           expenses of acquiring, originating, managing and disposing the Company's investments, whether payable to an Affiliate of the Advisor or a non-Affiliated Person;

 (vii)          the compensation and expenses of the Board and the cost of liability insurance to indemnify the Board and officers and expenses incurred in connection with preparation of materials for meetings of the Board and its committees;

 (viii)         interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with the establishment and maintenance of any of the Company's credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company's securities offerings, whether or not any facilities arrangements or indebtedness are implemented or such securities are offered;

 (ix)           expenses connected with communications to holders of the Company's securities or securities of any subsidiary of the Company and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Company's securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company's annual report to the Shareholders and proxy materials, if any, with respect to any meeting of the Shareholders and any other reports or related statements;

 (x)            the Company's allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or Affiliates of the Advisor, technology service providers and related software/hardware utilized in connection with the Company's investment and operational activities;

 (xi)           the Company's allocable share of expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company's behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an investment;

 (xii)          expenses allocable to the Company relating to compliance-related matters and regulatory filings relating to the Company's activities (including, without limitation, expenses relating to the preparation and filing of Form PF, Form ADV, reports to be filed with the U.S. Commodity Futures Trading Commission, reports, disclosures, and/or other regulatory filings of the Advisor and its Affiliates relating to the Company's activities (including the Company's pro rata share of the costs of the Advisor and its Affiliates of regulatory expenses that relate to the Company and Other Investment Programs));

 (xiii)         the costs of any litigation involving the Company or its assets and the amount of any judgments or settlements paid in connection with any pending, threatened or completed proceedings (whether civil, criminal or otherwise) against the Company, or against any Director or officer of the Company or in his or her capacity as such for which the Company is required to indemnify such Director or officer by any court or governmental agency, or other extraordinary expense or liability relating to the affairs of the Company, or for Directors and officers liability or other insurance;

 (xiv)         all taxes and statutory, regulatory or license fees or other governmental charges;

 (xv)          all insurance costs incurred in connection with the operation of the Company's business except for the costs attributable to the insurance that the Advisor elects to carry for itself and its personnel;

 (xvi)         expenses incurred in connection with maintaining the status of the Company as a REIT or the payments of interest, dividends or Distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company's securities, including, without limitation, in connection with any distribution reinvestment plan;

 (xvii)        expenses incurred in connection with the formation, organization, continuation, liquidation and/or restructuring of any corporation, partnership, joint venture or other entity through which the Company's investments are made or in which any such entity invests; and

 (xviii)       expenses incurred related to industry association memberships or attending industry conferences on behalf of the Company.

(c)            The Advisor may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(d)            Any reimbursement payments owed by the Company to the Advisor may be offset by the Advisor against amounts due to the Company from the Advisor. Cost and expense reimbursement to the Advisor shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.

(e)            Notwithstanding the foregoing, the Advisor shall pay for all Organization and Offering Expenses (other than any Upfront Sales Load and Shareholder Servicing Fee) incurred prior to the first anniversary of the Effective Date. All Organization and Offering Expenses paid by the Advisor pursuant to this Section 11(e) shall be reimbursed by the Company to the Advisor in 60 equal monthly installments commencing with the first anniversary of the Effective Date or over an alternative time period agreed to by the Board and the Advisor. After the first anniversary of the Effective Date, the Company will reimburse the Advisor for any Organization and Offering Expenses that it incurs on our behalf as and when incurred.

(f)             Notwithstanding the foregoing, the Advisor may pay for certain of the costs and expenses of the Company contemplated by Section 11(b) above (excluding Organization and Offering Expenses) (collectively, “Operating Expenses”) prior to the first anniversary of the Effective Date. All Operating Expenses paid by the Advisor pursuant to this Section 11(f) shall be reimbursed by the Company to the Advisor in 60 equal monthly installments commencing with the first anniversary of the Effective Date or over an alternative time period agreed to by the Board and the Advisor. If the Advisor pays any Operating Expenses after the first anniversary of the Effective Date, the Company will reimburse the Advisor at the end of each fiscal quarter for total Operating Expenses paid by the Advisor during such quarter.

12.           Other Services. Should the Board request that the Advisor or any director, manager, officer or employee thereof render services for the Company other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Charter, and shall not be deemed to be services pursuant to the terms of this Agreement.

13.           Reimbursement to the Advisor. If the Advisor pays Operating Expenses of the Company pursuant to Section 11(f), commencing on the first anniversary of the Effective Date, the Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2.0% of Average Invested Assets or 25.0% of Net Income (the “2%/25% Guidelines”) for such four fiscal quarters, unless the Independent Directors determine that such Excess Amount was justified, based on unusual and nonrecurring factors that the Independent Directors deem sufficient. If the Independent Directors do not approve such Excess Amount as being so justified, the Advisor shall reimburse the Company the amount by which the Operating Expenses exceeded the 2%/25% Guidelines. If the Independent Directors determine such Excess Amount was justified, then, within 60 days after the end of any fiscal quarter of the Company for which Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Independent Directors, shall cause such fact to be disclosed to the Shareholders in writing (or the Company shall disclose such fact to the Shareholders in the next quarterly report of the Company or, once the Company is registered with the SEC, by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Independent Directors considered in determining that such excess were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

14.           No Joint Venture. The Company, on the one hand, and the Advisor, on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

15.           Term; Renewal; Termination Without Cause.

(a)            This Agreement became effective on the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the second anniversary of the Effective Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”), unless the Company or the Advisor elects not to renew this Agreement in accordance with Section 15(b) or Section 15(d), respectively.

(b)            Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon one hundred and eighty (180) days’ prior written notice to the Advisor (the “Termination Notice”), the Company may, without Cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least two-thirds (2/3) of the Independent Directors that (i) there has been unsatisfactory performance by the Advisor that is materially detrimental to the Company or (ii) the compensation payable to the Advisor hereunder is not fair, subject to Section 15(c) hereof. In the event of a Termination Without Cause, the Company shall pay the Advisor the Termination Fee before or on the one hundred eightieth (180th) day following the date of the Termination Notice, or such other date as mutually agreed by the Company and the Advisor (the “Effective Termination Date”). The Company may terminate this Agreement for Cause pursuant to Section 16 hereof even after a Termination Notice has been delivered to the Advisor and, in such case, no Termination Fee shall be payable.

(c)            Notwithstanding the provisions of subsection (b) of this Section 15, if the reason for nonrenewal specified in the Company’s Termination Notice is that two-thirds (2/3) of the Independent Directors have determined that the Management Fee and Performance Fee payable to the Advisor are not fair, the Company shall not have the foregoing nonrenewal right in the event the Advisor agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at fees that at least two-thirds (2/3) of the Independent Directors determine to be fair; provided, however, the Advisor shall have the right to renegotiate the Management Fee and/or Performance Fee by delivering to the Company, not less than forty-five (45) days after the Termination Notice, a written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Management Fee and/or Performance Fee. Thereupon, the Company and the Advisor shall endeavor to negotiate the Management Fee and/or Performance Fee in good faith. If the Company and the Advisor agree to a revised Management Fee, Performance Fee or other compensation structure within forty-five (45) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Management Fee, Performance Fee or other compensation structure shall be the revised Management Fee, Performance Fee or other compensation structure as then agreed upon by the Company and the Advisor. The Company and the Advisor agree to execute and deliver an amendment to this Agreement setting forth such revised Management Fee, Performance Fee or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Advisor are unable to agree to a revised Management Fee, Performance Fee or other compensation structure during such forty-five (45) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Advisor the Termination Fee upon the Effective Termination Date.

(d)            No later than one hundred eighty (180) days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Advisor may deliver written notice to the Company informing it of the Advisor’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Advisor the Termination Fee if the Advisor terminates this Agreement pursuant to this Section 15(d).

(e)            Except as set forth in this Section 15, a nonrenewal of this Agreement pursuant to this Section 15 shall be without any further liability or obligation of either party to the other, except as provided in Sections 18 through 21 of this Agreement.

(f)            The Advisor shall cooperate, at the Company’s expense, with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new Advisor.

16.            Termination for Cause

(a)            The Company may terminate this Agreement for Cause effective upon thirty (30) days’ prior written notice of termination from the Company to the Advisor, without payment of any Termination Fee.

(b)            The Advisor may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30) day period. The Company is required to pay to the Advisor the Termination Fee if the termination of this Agreement is made pursuant to this Section 16(b).

(c)            The Advisor may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act of 1940, as amended, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

17.          Assignment to an Affiliate.  Except as set forth herein, the Advisor shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement to any Persons other than an Affiliate without the approval of a majority of the Board (including a majority of the Independent Directors). Notwithstanding the foregoing, the Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the consent of the Board. This Agreement shall not be assigned by the Company without the approval of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement. This Agreement shall be binding on successors to the Company resulting from a Change of Control or sale of all or substantially all the assets of the Company, and shall likewise be binding on any successor to the Advisor.

18.          Payments to and Duties of Advisor Upon Termination. After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement.

(a)            The Advisor shall promptly upon termination:

 (i)             pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

 (ii)            deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

 (iii)           deliver to the Board all assets, including all investments, and documents of the Company then in the custody of the Advisor; and

 (iv)           cooperate with, and take all reasonable actions requested by, the Company and Board in making an orderly transition of the advisory function.

19.          Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, managers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys' fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the fullest extent possible without such indemnification being inconsistent with the laws of the State of Maryland or the Charter.

20.          Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys' fees, to the extent that (i) such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and (ii) are incurred by reason of the Advisor's bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

21.          Non-Solicitation. During the term of this Agreement and for two (2) years after the Termination Date, the Company shall not, without the consent of the Advisor, employ or otherwise retain any employee of the Advisor or any of its Affiliates or any person who has been employed by the Advisor or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company. The Company acknowledges and agrees that, in addition to any damages, the Advisor may be entitled to equitable relief for any violation of this Section 20 by the Company, including, without limitation, injunctive relief.

22.          Miscellaneous.

(a)            Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand, by courier or overnight carrier, by registered or certified mail or by electronic mail using the contact information set forth herein:

The Company:	Franklin BSP Real Estate Debt, Inc.
One Madison Avenue, Suite 1600
New York, NY 10010
Attention: General Counsel and Chief Financial Officer

with a required copies to:	Hogan Lovells US LLP
555 13th Street, N.W.
Washington, D.C. 20004
Attention: Michael McTiernan

The Advisor:	Benefit Street Partners L.L.C.
One Madison Avenue, Suite 1600
New York, NY 10010
Attention: Jerome Baglien and Micah Goodman

with a required copies to:	Hogan Lovells US LLP
555 13th Street, N.W.
Washington, D.C. 20004
Attention: Michael McTiernan

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 21(a).

(b)            Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

(c)            Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(d)            Governing Law; Exclusive Jurisdiction; Jury Trial. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in Borough of Manhattan, New York for purposes of any suit, action or other proceeding arising from this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e)            Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

(f)             Indulgences, No Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g)            Gender; Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(h)            Headings. The titles and headings of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(i)             Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), or other transmission method. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

23.          Trademark. The Advisor hereby grants the Company a fully paid-up, royalty-free, non-exclusive, non-transferable license to use the name " Franklin BSP Real Estate Debt, Inc." and to use "FBRED" as constituent parts of the names of each of their Affiliates and to use such names in connection with their materials (including those used in connection with the Company's website) (collectively, the "Company Names") solely in connection with the operation, maintenance and execution of business of the Company. All rights in and to the Company Names not expressly granted herein to the Company are retained and reserved by the Advisor (or its Affiliates). The Company agrees not to contest the validity of the Advisor's (or its Affiliates') rights to the Company Names. At no time during the term of the Agreement or following the termination of the Agreement shall the Company have any right, title or interest to the name or goodwill attached to the Company Names. Upon the termination of this Agreement at any time and for any reason, all of the Company's right, title and interest in and to the use of the Company Names shall terminate and any goodwill thereto shall continue to vest in the Advisor (or its Affiliates). The Company shall have sixty (60) days from the date of termination to cease all further use of the Company Names.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

Franklin BSP Real Estate Debt, Inc.

By:	/s/ Jerome Baglien
Name:	Jerome Baglien
Title:	Chief Financial Officer

Benefit Street Partners L.L.C.

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	Chief Financial Officer